Exhibit 23(a)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 29, 2006, relating to the financial statements and financial statement schedule of Core Molding Technologies, Inc. and subsidiaries appearing in the Annual Report on Form 10-K of Core Molding Technologies, Inc. for the year ended December 31, 2005.
/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP
Columbus, Ohio
July 28, 2006